EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated March 16, 2010 included in this Registration Statement on Form S-1 (No. 333-166022), relating to the consolidated financial statements of TranSwitch Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston,Texas
May 21, 2010